EXHIBIT 23.2

802 N Washington St

Spokane, WA    99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 as filed with the SEC of our audit report dated November 22, 2019, with respect to the balance sheet of Agentix Corp. as of August 31, 2019, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended. Our report dated November 22, 2019, relating to those financial statements, includes an emphasis of matter paragraph relating to substantial doubt as to the Company’s ability to continue as a going concern.

We consent to the inclusion in this Registration Statement on Form S-1 as filed with the SEC of our audit report dated September 3, 2020, with respect to the balance sheet of GSL Healthcare, Inc. for the period from April 15, 2020 (inception) ended May 31, 2020, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended.  Our report dated September 3, 2020, relating to those financial statements, includes an emphasis of matter paragraph relating to substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Fruci & Associates II, PLLC

Fruci & Associates II, PLLC

Spokane, Washington

November 4, 2020